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                                                         Exhibit 23.6




INDEPENDENT ACCOUNTANTS' CONSENT

We hereby consent to the incorporation by reference in this Registration Statement of U.S. Office Products Company on Form S-4 of our report dated September 23, 1996, with respect to the financial statements of MTA, Inc. as of December 31, 1995, and for the period from January 25, 1995 (date of incorporation) to December 31, 1995, appearing in U.S. Office Products Company's Annual Report on Form 10-K/A Amendment No. 1 for the year ended April 26, 1997. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ DELOITTE & TOUCHE LLP


Seattle, Washington
September 22, 1997